Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "CELL-NIQUE CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF AUGUST, A.D. 2008, AT 12:22 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4592777 8100

080905976

AUTHENTICATION: 6818631

DATE: 08-28-08

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:30 PM 08/27/2008
FILED 12:22 PM 08/27/2008
SRV 080905976 - 4592777 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is Cell-nique Corporation
- **Second:** Its registered office in the State of Delaware is to be located at 160 Greentree Dr., #101 Street, in the City of Dover County of Kent Zip Code 19904. The registered agent in charge thereof is National Registered Agents, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 1,000,000 shares (number of authorized shares) with a par value of 0.0010000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:

  Name Dan Ratner
  Mailing Address 12 Old Stage Coach Rd.
  Weston, CT Zip Code 6883

- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 27th day of August, A.D. 20 08.

BY: [signature]
(Incorporator)

NAME: Dan Ratner
(type or print)